UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 30, 2008
Asyst Technologies, Inc.
(Exact Name of Registrant, as Specified in Charter)

California	000-22430	94-2942251
(State or Other	(Commission File	(IRS Employer
Jurisdiction	Number)	Identification Number)
of Incorporation)

46897 Bayside Parkway,
Fremont, California	94538
(Address of Principal	(Zip Code)
Executive Offices)
Registrant’s telephone number, including area code: (510) 661-5000
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On July 27, 2007, we entered into a credit agreement with KeyBank National Association, acting as lead manager and administrative agent for a five-year $137.5 million multi-currency senior secured credit facility. This credit agreement provides for an $85 million term loan facility and a $52.5 million revolving credit facility. Under the credit agreement, we may request borrowings under either facility denominated in either U.S. Dollars or Japanese Yen.
On April 30, 2008, we amended certain terms of the credit agreement relating to the principal amount of term loans available to us in Japanese Yen. The effect of this amendment is to reduce or increase, as the case may be, the aggregate principal amount of Japanese Yen borrowings available to us and outstanding at any time under the term loan credit facility, based on fluctuations in the applicable foreign currency exchange rates. Accordingly, after giving effect to the applicable foreign currency exchange rate, the outstanding principal amount of Yen borrowings may not exceed the term loan commitment amount of $85 million.
In addition, as part of this amendment we also reduced the principal amount of borrowing available to us under the revolving credit facility from $52.5 million to $27.5 million.
The amendment also suspends and amends the existing consolidated total leverage, consolidated senior leverage and consolidated fixed charge coverage financial covenants and adds new minimum liquidity, consolidated interest coverage, maximum total debt to capitalization, and minimum consolidated EBITDA financial covenants applicable to us under the credit agreement. A copy of the amendment is attached as Exhibit 99.1.
As of April 30, 2008 (after giving effect to the amendment and scheduled principal amortization under the credit agreement), we have $110.4 million available to us under the term loan and revolving credit facilities, and we are fully drawn on both facilities as of that date.
In addition to the term and revolving credit facilities with KeyBank, we have additional lines of credit available through our subsidiaries in Japan for working capital purposes. The total available borrowing capacity under these additional lines of credit is 9.2 billion Japanese Yen as of April 30, 2008 (or approximately U.S. $88.4 million at the exchange rate as of that date), of which we have borrowed and outstanding approximately 6 billion Japanese Yen (or approximately U.S. $57.7 million at the exchange rate as of that date). The applicable interest rates for these Japan lines of credit are variable based on the Tokyo Interbank Offered Rate (TIBOR), plus margins of 0.30 percent to 1.25 percent. We are not required to provide any collateral related to the lines of credit in Japan. These lines of credit generally require our subsidiaries in Japan to provide financial statements on a quarterly or semi-annual basis, and in some cases stipulate that borrowings may not be used for inter-company transfers, loans or dividends between our subsidiaries.

Item 9.01 Financial Statements and Exhibits.
(c) Exhibits:

Exhibit
Number	Description
99.1	First Amendment to Credit Agreement dated as of April 30, 2008 among Asyst Technologies, Inc., Asyst Technologies Japan Holdings Company, Inc., and Asyst Technologies Japan, Inc., as Borrowers, and Keybank National Association, Administrative Agent, Lender, Swing Line Lender and L/C Issuer, and the Lenders party hereto, as Lenders.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ASYST TECHNOLOGIES, INC.
Date: May 6, 2008	By:	/s/ Steve Debenham
Steve Debenham
Vice President, General Counsel & Secretary

EXHIBIT INDEX

Exhibit
Number	Description
99.1	First Amendment To Credit Agreement dated as of April 30, 2008 among Asyst Technologies, Inc., Asyst Technologies Japan Holdings Company, Inc., and Asyst Technologies Japan, Inc. as Borrowers, and Keybank National Association, Administrative Agent, Lender, Swing Line Lender and L/C Issuer and the Lenders party hereto, as Lenders.